AMENDMENT NO. 1 TO

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

DREXEL HAMILTON MUTUAL FUNDS

Drexel Hamilton Centre American Equity Fund

This Amendment (“Amendment”), dated as of November 4, 2013, is by and between Drexel Hamilton Mutual Funds (the “Trust”) and Centre Asset Management, LLC (“Centre”).

WHEREAS, Centre assumed the obligations of Drexel Hamilton Investment Partners, LLC (“DHIP”) under the Amended and Restated Expense Limitation Agreement between DHIP and the Trust, on behalf of its series, Drexel Hamilton Centre American Equity Fund, dated as of September 17, 2012 (the “Agreement”) pursuant to an Assignment and Assumption Agreement between DHIP and Centre; and

WHEREAS, the parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Section 1(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) Operating Expense Limit. The maximum Operating Expense Limit in any year shall be the amount of the “Maximum Operating Expense Limit” applicable to each such class of shares as set forth across from the name of each respective class of the American Equity Fund on the attached Schedule A.

2. The Agreement shall be supplemented by the attachment of Schedule A, a copy of which is attached to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

DREXEL HAMILTON MUTUAL FUNDS

/s/ Andrew Bang
By: Andrew Bang, President

CENTRE ASSET MANAGEMENT, LLC

/s/ James Abate
By: James Abate, Managing Director

SCHEDULE A

OPERATING EXPENSE LIMITS

Fund Name and Class of Shares	Maximum Operating Expense Limit*

Drexel Hamilton Centre American Equity Fund
Investor Class Shares**	1.05%
Institutional Class Shares**	0.95%

* Expressed as a percentage of the Fund’s average daily net assets.

** The Agreement currently limits the operating expenses of the existing class of shares of the Fund, to be re-designated as “Investor Class” shares as of the effective date of the post-effective amendment to the registration statement of the Trust relating to such designation, to 1.05% of the Fund’s average daily net assets. The Agreement will be effective to limit the operating expenses of the Institutional Class shares of the Fund as of the effective date of the post-effective amendment to the registration statement of the Trust filed for the purpose of adding such class of shares.